UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2017

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania		18015-1360
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements

On February 21, 2017, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved the terms of (i) the Company’s 2017 Management Incentive Plan (the “2017 MIP”), (ii) an Amended Long-Term Incentive Policy (the “Amended LTIP”), and (iii) an Amended Compensation Policy for Non-Employee Directors (the “Amended Director Policy”). The 2017 MIP, Amended LTIP and Amended Director Policy had previously been approved by the Compensation Committee of the Board (the “Committee”).

2017 Management Incentive Plan

Pursuant to the 2017 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial objectives. For 2017, specific financial objectives were established for consolidated revenues and operating income. These objectives will each be weighted at 50% in determining the pool funding amount. The impact of acquisitions and divestitures, exchange rate fluctuations and new litigation will be excluded in calculating consolidated revenues and operating income for purposes of determining bonus pool funding.

Under the 2017 MIP, Threshold, Target, High and Maximum performance levels have been established for each of the financial objectives to be used to fund the bonus pool. The Threshold levels represent the Company’s actual financial results for 2016. The Target levels reflect the Company’s annual budget or operating plan for 2017. The High and Maximum performance levels represent performance at 105% and 110% of the results reflected in the Company’s 2017 operating plan, respectively.

Subject to Board approval, adjustments to the financial objectives may be made, where deemed appropriate, to reflect unexpected events, circumstances or market conditions.

Funding of the Bonus Pool. If the Company meets the Target performance levels for each of the objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants in the 2017 MIP, which currently is approximately $2.3 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.16 million. If the High performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.48 million. If the Company achieves a Maximum performance level, the pool can be funded up to 200% of the aggregate target bonuses or approximately $4.64 million.

Performance below Threshold will accrue no bonus pool funding for the applicable objective. Thus, our management must deliver performance above our actual 2016 financial results in order to receive funding for a particular objective. Performance between Threshold and Target, and between Target and High performance levels, will result in pro-rated funding on a linear basis for the applicable objectives.

The Committee and the Board have the discretion to approve bonus pool funding less than or in excess of amounts generated by the formula set forth in the 2017 MIP; provided that any such discretionary adjustments to pool funding shall be limited to +/- 10% of the pool amount otherwise determined by the plan’s self-funding formula.

Payments from the Bonus Pool. Specific bonus payments from the pool to the Company’s senior management (other than the Chief Executive Officer (“CEO”) and Chief Financial Officer/Chief Operating Officer (“CFO/COO”)) will generally depend on an evaluation of the participant’s achievement of individual performance objectives for 2017. Bonus payments for the CEO and CFO/COO will be based on an assessment of the Company’s overall performance. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. These targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
President and CEO	70%
CFO/COO	50%
Executive Vice President	40%
Senior Vice President	35%

Based on an assessment of performance, as described above, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s or Board’s discretion to the extent any participant is employed for only a portion of the year.

The Committee recommends for Board approval any bonus awards for the CEO and CFO/COO. The CEO recommends individual awards for the other executive officers for approval by the Committee. The Committee and the Board shall have the right, in their sole discretion, to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board. All bonus awards under the 2017 MIP are subject to the Company’s Compensation Recoupment Policy (i.e. clawback policy).

Amended Long Term Incentive Policy

The purpose of the LTIP is to establish a framework for granting annual incentive equity awards to the Company’s senior management (including the Company’s named executive officers (“NEOs”)) that are performance-based and competitive in the marketplace. In addition, awards under the LTIP are intended to help align the actions of management with the interests of our stockholders.

Equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	A periodic assessment of practices of comparable companies.

•	Organizational level of the executive.

•	Performance of the executive.

•	Relative contribution of the executive to the organization.

•	History of the executive’s equity awards with the Company

•	Other factors that the President/CEO, the Committee and/or the Board deem important.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. The performance of the CEO and CFO/COO is evaluated against the Company’s overall performance for the year. A fully satisfactory or “Meets Requirements” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Committee and/or the Board.

Value of Awards. The value of an equity award is initially calculated as a percentage of the participant’s annual base salary based on performance during the applicable year.    The following guidelines are used to determine the size of awards for the NEOs:

	Award as a % of Annual Base Salary
Title	Lower End	Target	Maximum
President and CEO	150%	200%	250%
CFO/COO	105%	140%	175%
Executive Vice President	95%	125%	155%
Senior Vice President	70%	90%	115%

The ranges of percentages set forth above reflect levels that the Committee believes represent an appropriate long-term incentive compensation value for each executive. These ranges were developed from a competitive assessment of long-term incentive awards at peer group companies developed by the Committee in consultation with an independent compensation consultant. In February 2017, the ranges were increased somewhat by the Committee for the CFO/COO (i.e. from 90%/125%/160% to 105%/140%/175%), Executive Vice President (i.e. from 75%/100%/125% to 95%/125%/155%), and Senior Vice President (i.e. from 55%/75%/95% to 70%/90%/115%), based on advice from an independent compensation consultant, in order to bring the ranges more closely in line with market levels.

Once the aggregate dollar value of an award is established by applying the appropriate percentage to a participant’s base salary, the award is converted into shares based on a valuation of the restricted stock or units as of the date of grant. Restricted stock and restricted units are valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market. Fractional shares are rounded up to the next whole share.

Structure of Awards. Annual awards to the NEOs will consist of fifty percent (50%) performance-vested restricted units and fifty percent (50%) time-vested restricted stock. The performance-vested portion will vest only if (i) the participant remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and/or Board are met. The time-vested portion of each annual award will vest in equal annual installments over the three-year period following the grant date, subject to the recipient’s continued employment by the Company.

Vesting of NEO awards will be accelerated upon a change of control or in the event of the death or disability of the participant (with performance-vested restricted units vesting at target or pro-forma performance levels if the termination event occurs prior to the end of a performance period or at actual levels when a performance measure has already been met, as determined by the Committee or Board) and shall otherwise be subject to the terms of applicable employment agreements and the Company’s standard terms and conditions for equity awards. If a participant’s employment is terminated due to retirement, the performance-vested restricted units shall vest at the end of the three-year service period on a pro-rata basis through the date of retirement to the extent the applicable performance measure has been met prior to retirement.

Structure of Performance Awards. For the portion of each annual award consisting of performance-vested restricted units, one-half of that portion shall be earned based on achievement of a compound annual growth target for consolidated net product sales for the three fiscal year period beginning with the year of award (“Sales Target”) and the remaining half shall be earned based on achievement of an annual consolidated earnings per share target for the year of award (“EPS Target”). The performance targets shall be determined by the Committee and/or Board prior to or on the award grant date. Notwithstanding the foregoing, the Committee and/or Board retain discretion to select performance targets and measures different than the Sales Target or EPS Target.

Other Terms. Awards may be adjusted on a pro rata basis to the extent an employee is employed for only a portion of a year. The CEO will recommend individual awards for all participants (other than himself) to the Committee based on the factors described above. The Committee will evaluate the performance of the CEO and the CFO/COO and recommend for Board approval appropriate awards in accordance with the LTIP and such evaluation. All awards are discretionary and the Committee and Board may approve or disapprove any recommended award, in whole or in part, and may approve awards within or outside of the ranges indicated above, in their sole discretion, based on circumstances occurring at the time of the award and other factors. Awards may also be proportionately adjusted if necessary to reflect burn rate limits, overhang targets or other similar restrictions. All awards under the LTIP are subject to the Company’s Compensation Recoupment Policy.

Non-Employee Director Compensation Policy

Fees. Pursuant to the Director Policy, non-employee members of the Board receive fixed annual fees for service on the Board and for service on Committees of the Board, as set forth below. In February 2017, the Board increased the fees payable to the Chairmen of the Audit Committee (i.e. from $18,000 to $20,000) and Nominating and Corporate Governance Committee (i.e. from $8,000 to $10,000) to reflect the increasing responsibilities of these committee chairs and to bring their fees more in line with market levels. The fees are payable quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$20,000
Compensation Chairman	$15,000
N&CG Chairman	$10,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards. Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards. Each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) on the date of the Company’s Annual Meeting of Stockholders pursuant to the values set forth in the following table:

Board Position	Value
Chairman	$120,000
Non-Chairman Director	$95,000

In February 2017, the Board amended the Annual Grant valuation for non-chairman Directors from $80,000 to $95,000, based on advice from an independent compensation consultant, in order to bring the level of equity compensation more in line with current market levels. The dollar value of each Annual Grant is converted into restricted shares by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market on the grant date. Annual Grants of restricted stock generally vest on the date of the Company’s next Annual Meeting of Stockholders following the grant date. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.

Other Terms of Director Equity Awards. The Board and/or Compensation Committee retain the discretion to make equity awards that are different than as described above. In particular, the Board and/or Compensation Committee may adjust the number of shares awarded to an individual Director or to all Directors as a group, as deemed necessary or appropriate, in light of market or other conditions or if deemed necessary to meet burn rate limits, dilution or overhang targets or other restrictions set forth in applicable corporate governance or proxy advisory firm guidance.

Any unvested stock options and restricted shares granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Company’s Stock Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the 2012 Transitional Grant or any Annual Grant of restricted shares, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

Director Retirement

On February 21, 2017, Roger L. Pringle advised the Company of his intention to retire as a Director of the Company, effective May 16, 2017. A press release dated February 24, 2017 announcing Mr. Pringles’ retirement is attached as Exhibit 99.1 to this Report and is incorporated by reference herein.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated February 24, 2017, announcing the retirement of Roger L. Pringle as Director of OraSure Technologies, Inc.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 24, 2017	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

99.1	Press release, dated February 24, 2017, announcing the retirement of Roger L. Pringle as Director of OraSure Technologies, Inc.